UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2012

Rockwood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32609	52-2277366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Overlook Center, Princeton, New Jersey 08540

(Address of principal executive office)(Zip Code)

(609) 514-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On May 31, 2012, subsidiaries of Rockwood Holdings, Inc. (“Rockwood”) entered into a new Facility Agreement (the “Facility Agreement”), made between Sachtleben GmbH (“Sachtleben”), Sachtleben Chemie GmbH (“Sachtleben Chemie”) and Sachtleben Pigments Oy (“Sachtleben Pigments”), each a subsidiary of Rockwood, with Sachtleben Chemie and Sachtleben Pigments, each an Original Borrower and Sachtleben, Sachtleben Chemie and Sachtleben Pigments each an Original Guarantor; Merchant Banking, Skandinaviska Enskilda Banken AB (publ) (“SEB”), SEB AG, Frankfurt am Main (“SEB AG”), Deutsche Bank AG, London Branch (“Deutsche Bank”), Morgan Stanley Bank International Limited (“Morgan Stanley”), and KKR Capital Markets Limited (“KCM”) as Coordinators and Bookrunners; SEB as Agent and Security Agent; SEB AG as Original Issuing Bank; and the lenders party thereto (the “Lenders”). The Facility Agreement was entered into in connection with the refinancing of the Rockwood and Kemira TiO2 joint venture’s (the “Joint Venture”) existing facility agreement, consisting of €195 million outstanding term loans and a €30 million revolving credit facility. The Facility Agreement provides for a €200 million Facility A term loan (“Facility A”) and a €200 million Facility B term loan (“Facility B” and together with Facility A, collectively, the “Term Loans”) and a revolving credit facility in an aggregate amount of €30 million (the “Revolving Loan”, and together with the Term Loans, collectively, the “Loans”) and is subject to certain conditions.  The Loans mature in five years from the date of the Facility Agreement.

KCM is an affiliate of KKR & Co. L.P., an affiliate of the beneficial owners of 10.5% of the Company’s common stock outstanding, and have been paid customary fees for their services in connection with the Facility Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to Item 2.03 and the Facility Agreement a copy of which is filed as Exhibit 10.1 hereto and each of which is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 31, 2012, Sachtleben, Sachtleben Chemie and Sachtleben Pigments entered into the Facility Agreement to borrow the Loans, subject to certain conditions. The proceeds of the Term Loans will be used to repay the outstanding balance of the existing facility agreement, pay a dividend to the Joint Venture partners and other corporate purposes. The Revolving Loan will be available for use by the Original Borrowers for working capital requirements and general corporate purposes including bank guarantees and letters of credit.  The interest rate on the Term Loans will be up to EURIBOR (or LIBOR if the currency is not Euro) plus 375bp for Facility A and 400bp for Facility B, subject to a step down determined by reference to a leverage ratio test, with an initial interest rate of EURIBOR (or LIBOR if the currency is not Euro) plus 325bp for Facility A and 350bp for Facility B. Facility A shall be repaid in semi-annual installments over a five-year period, with payments commencing on December 31, 2012. Facility B shall be repaid in one lump sum on the date which is 5 years after the date of the Facility Agreement; the Loans may be prepaid without penalty. The interest rate on the Revolving Loan will be up to EURIBOR (or LIBOR if the currency is not Euro) plus 375bp, subject to a step down determined by reference to a leverage ratio test, with an initial interest rate of EURIBOR (or LIBOR if currency is not Euro) of 325bp. The Facility Agreement requires Sachtleben to meet certain affirmative and restrictive covenants, subject to certain thresholds and exceptions.  The restrictive covenants limit the Original Borrowers’ ability to undertake certain actions, including but not limited to acquiring or disposing of assets, creating liens on assets, entering into a merger or corporate restructuring, and incurring additional indebtedness. In addition, the Facility Agreement requires Sachtleben to meet certain financial covenants, including a leverage ratio test and interest coverage ratio tests.  The Loans will be secured by the stock and the assets of Sachtleben Chemie and Sachtleben Pigments and guaranteed by the Original Guarantors. Prior to an initial public offering, in the event that Kemira and Rockwood cease to own more than fifty percent (50%) of the ownership interest in Sachtleben, any Lender may cancel its commitment and demand prepayment of its respective portion of the Loans, including accrued and unpaid interest. After an initial public offering, in the event that a third party or third parties acting in concert other than Rockwood or Kemira Oyj acquire thirty percent (30%) or more of the ownership interest in Sachtleben, any Lender may cancel its commitment and demand prepayment of its respective portion of the Loans, including accrued and unpaid interest. The Facility Agreement contains customary events of default, subject to remedy periods, thresholds and exceptions.  Upon the occurrence of an event of default under the Facility Agreement, the Lenders are able to terminate the commitments and declare all amounts, including accrued and unpaid interest, to be due and payable.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to Item 1.01 and the Facility Agreement a copy of which is filed as Exhibit 10.1 hereto and each of which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                             Exhibits.

10.1                      Facility Agreement, dated as of May 31, 2012, between Sachtleben, Sachtleben Chemie, Sachtleben Pigments, with Sachtleben Chemie and Sachtleben Pigments, each an Original Borrower and Sachtleben, Sachtleben Chemie and Sachtleben Pigments each an Original Guarantor; SEB, SEB AG, Deutsche Bank, Morgan Stanley and KKR as Arrangers and Bookrunners; SEB as Agent and Security Agent; SEB AG as Original Issuing Bank; and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockwood Holdings, Inc.

	By:	/s/ MICHAEL W. VALENTE
		Name:	Michael W. Valente
		Title:	Assistant Secretary

Dated: June 4, 2012